EXHIBIT 23


Consent of KPMG LLP



The Board of Directors and Shareholders
Fresh Brands,  Inc.:

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333-56222), Form S-8 (No. 333-83960) and Form S-3 (No. 333-84230),
of Fresh Brands, Inc. (the "Company") of our reports dated February 24, 2003, with respect to the consolidated balance sheets of the Company as of December 28, 2002 and December 29, 2001, and the related consolidated statements of earnings, shareholders' investment, and cash flows for each of the years in the three-year period ended December 28, 2002 and the related financial statement schedule, which reports appear in the December 28, 2002 annual report on Form 10-K of the Company.

Our reports refer to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective December 30, 2001.


/s/ KPMG LLP

KPMG LLP


Milwaukee, Wisconsin
March 26, 2003